UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2018

L3 TECHNOLOGIES, INC.
 (Exact Name of Registrant as Specified in its Charter)

Delaware	001-37975	13-3937436
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Third Avenue, New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 697-1111

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 1, 2018, L-3 Communications Integrated System L.P. (“Seller”), a subsidiary of L3 Technologies, Inc. (the “Company”), and the Company entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with 450 Madison Acquireco LLC (“Buyer”), an affiliate of American Industrial Partners.

Pursuant to the Purchase Agreement, and upon the terms and subject to the conditions described therein, Seller and the Company have agreed to sell (i) all of the issued and outstanding shares of capital stock of L-3 Communications Vertex Aerospace LLC, a wholly-owned subsidiary of Seller (“Vertex”), and of Vertex’s subsidiaries, L-3 Army Sustainment LLC, L-3 Communications Flight International Aviation LLC, and L-3 Communications Vector International Aviation LLC (together with Vertex, the “Sold Companies”) and (ii) certain assets of the Company and Seller, to Buyer for an aggregate purchase price of $540 million in cash (the “Purchase Price”), subject to an adjustment for working capital and certain other items (the “Transaction”).

The Purchase Agreement contains customary representations and warranties and covenants of Buyer and the obligation of Buyer to indemnify Seller and the Company for certain breaches of representations and warranties. Each party’s obligation to consummate the Transaction is subject to the satisfaction of customary closing conditions, including without limitation (x) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers), (y) the other party’s compliance with its covenants and agreements contained in the Purchase Agreement (subject to customary materiality qualifiers) and (z) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  The consummation of the Transaction is not subject to any financing condition.

The Purchase Agreement provides the parties with certain termination rights in specified circumstances, including if the closing of the Transaction does not occur on or prior to August 15, 2018, except that this date may be extended by Seller until August 31, 2018 if certain required financial information is provided.

The Purchase Agreement also provides that Buyer will be required to pay Seller or Vertex a reverse termination fee of $27 million (the “Buyer Termination Fee”) upon the termination of the Purchase Agreement by Seller or Buyer under specified conditions. American Industrial Partners Capital Fund VI, LP has entered into a limited guarantee with Seller to guarantee Buyer’s obligation to pay Seller the Buyer Termination Fee and make certain other specified payments to Seller, subject to the terms and conditions set forth in the limited guarantee.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement filed herewith as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference. The Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Buyer or the Sold Companies, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Transaction. The representations, warranties and covenants contained in the Purchase Agreement were made only as of specified dates for the purposes of the Purchase Agreement, were made solely for the benefit of the parties to the Purchase Agreement and may be subject to qualifications and limitations agreed upon by the parties. In particular, the representations, warranties and covenants contained in the Purchase Agreement and described above were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts, and may have been qualified by confidential disclosures. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and to reports and documents filed with the United States Securities and Exchange Commission. Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 7.01	Regulation FD Disclosure.

On May 1, 2018, the Company issued a press release announcing the proposed Transaction. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Stock and Asset Purchase Agreement, dated as of May 1, 2018, by and among L-3 Communications Integrated System L.P., L3 Technologies, Inc. and 450 Madison Acquireco LLC*
99.1	Press release dated May 1, 2018

*     Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The descriptions of the omitted schedules and exhibits are contained within the agreement.  A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L3 TECHNOLOGIES, INC.

	By:	/s/ Allen E. Danzig
		Name:	Allen E. Danzig
		Title:	Vice President, Assistant General Counsel and Assistant Secretary

Dated: May 2, 2018